Exhibit 4(a)

Date:

Re:      Stock Award

Dear Mr. _________:

In consideration for your past advice, services and work as an employee of RemoteMDx, Inc., the Board of Directors of the Company has agreed to grant to you, as of the date of this letter, an award of ____________ shares of Common stock of the Company.  We will promptly instruct our counsel to make the necessary filings to have the shares issued as soon as possible.

Thank you again for your valuable services to the Company.

Sincerely,
RemoteMDx, Inc.

By:_______________
Title:______________

Accepted and Agreed: